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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            THREE MONTHS ENDED            SIX MONTHS ENDED
                                                 JUNE 30,                     JUNE 30,
                                         -----------------------       -----------------------
                                           2004           2003           2004           2003
                                         --------       --------       --------       --------
                                                           (IN THOUSANDS)
FIXED CHARGES:
Gross interest expense                   $  4,381       $  3,981       $  8,609       $  7,618
Interest portion of rent expense               38             31             80             64
                                         --------       --------       --------       --------
                                            4,419          4,012          8,689          7,682
EARNINGS:
Income before taxes                        73,146         44,515        135,792        113,023
Plus:  fixed charges                        4,419          4,012          8,689          7,682
Less:  capitalized interest                 2,075          1,821          4,016          3,192
                                         --------       --------       --------       --------
                                         $ 75,490       $ 46,706       $140,465       $117,513
RATIO OF EARNINGS TO FIXED CHARGES           17.1x          11.6x          16.2x          15.3x

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------
                                           2003             2002             2001             2000             1999
                                         ---------        ---------        ---------        ---------        ---------
                                                                    (IN THOUSANDS)
FIXED CHARGES:
Gross interest expense                   $  15,642        $  15,373        $  15,034        $  25,100        $  25,167
Interest portion of rent expense               129              122               46               40               28
                                         ---------        ---------        ---------        ---------        ---------
                                            15,771           15,495           15,080           25,140           25,195
EARNINGS:
Income before taxes                        205,999          109,586          189,404          127,743           36,369
Plus:  fixed charges                        15,771           15,495           15,080           25,140           25,195
Less:  capitalized interest                 (7,300)          (7,975)         (12,042)         (13,739)         (11,860)
                                         ---------        ---------        ---------        ---------        ---------
                                         $ 214,470        $ 117,106        $ 192,442        $ 139,144        $  49,704

RATIO OF EARNINGS TO FIXED CHARGES            13.6x             7.6x            12.8x             5.5x             2.0x